Exhibit 99.1

NEWS RELEASE

GP STRATEGIES REPORTS THIRD QUARTER 2009 FINANCIAL RESULTS

Elkridge, MD. November 5, 2009. GP Strategies Corporation (NYSE: GPX), a global provider of training, e-Learning solutions, management consulting, engineering and technical services through its principal operating subsidiary General Physics Corporation, today reported financial results for the third quarter ended September 30, 2009.

Revenue for the third quarter of 2009 was $54.1 million compared to $66.0 million for the third quarter of 2008 and $53.8 million for the second quarter of 2009. Gross profit was $8.9 million, or 16.4% of revenue, for the third quarter of 2009 compared to $10.1 million, or 15.3% of revenue, for the same period in 2008. Operating income was $3.7 million for the third quarter of 2009 compared to $5.0 million for the third quarter of 2008, and consistent with second quarter 2009 operating income of $3.7 million. EBITDA for the third quarter of 2009 was $4.5 million compared to $6.0 million for the third quarter of 2008. Net income was $2.0 million for the third quarter of 2009, or $0.13 per diluted share, compared to net income of $2.9 million for the third quarter of 2008, or $0.18 per diluted share.

“I am pleased with our strong performance in the third quarter, which allowed us to continue investing in strategic initiatives, open a new office in Bellevue, Washington to support our expanding work in the global software industry and continue our global acquisition program with Milsom Industrial Designs,” commented Scott N. Greenberg, Chief Executive Officer of GP Strategies.  “Our EBITDA and gross profit in the quarter clearly demonstrate that we have substantially mitigated the effects of the economic downturn. We believe that our business model gives us the flexibility to capitalize on opportunities as they arise, as demonstrated by recent wins in the software, technology and pharmaceutical sectors, and to provide award-winning services, which were recognized recently by an award to us from Chief Learning Officer magazine and to our customer from American Society of Training & Development.  GP Strategies is positioned to capture new customers, continue to fund organic growth and execute on strategic acquisitions to enhance shareholder value. We are building a strong platform and are very excited about our future.”

Balance Sheet and Cash Flow Highlights

As of September 30, 2009, the Company had cash and cash equivalents of $4.1 million compared to $4.0 million as of December 31, 2008. The Company had $1.3 million of short-term borrowings outstanding and $21.5 million of available borrowings under its revolving credit facility as of September 30, 2009. Cash provided by operating activities was $10.1 million for the nine months ended September 30, 2009. As of October 30, 2009, the Company had approximately $7.9 million of cash and cash equivalents and no borrowings outstanding under its revolving credit facility.

Investor Call

The Company has scheduled an investor conference call for 10:00 a.m. ET on November 5, 2009. In addition to prepared remarks from management, there will be a question and answer session on the call. The dial-in numbers for the live conference call are 888-633-3324 or 973-935-8549, using conference ID number 39248256. A telephone replay of the call will also be available beginning at 11:00 a.m. on November 5th and will remain available through midnight on November 19th. To listen to the replay, dial 800-642-1687 or 706-645-9291, using conference ID number 39248256. A replay will also be available on GP Strategies’ website shortly after the conclusion of the call.

Presentation of Non-GAAP Information

This press release contains non-GAAP financial measures, including Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization) and Free Cash Flow. The Company believes these non-GAAP financial measures are useful to investors in evaluating the Company’s results. These measures should be considered in addition to, and not as a replacement for, or superior to, either net income, as an indicator of the Company’s operating performance, or cash flow, as a measure of the Company’s liquidity. In addition, because Adjusted EBITDA and Free Cash Flow may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. For a reconciliation of these non-GAAP financial measures to the most comparable GAAP equivalent, see the Non-GAAP reconciliations, along with related footnotes, below.

About GP Strategies Corporation

GP Strategies, whose principal operating subsidiary is General Physics Corporation (GP), is a NYSE-listed company (GPX). GP is a global performance improvement solutions provider of sales and technical training, e-Learning solutions, management consulting and engineering services. GP’s solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting and business improvement services, customized to meet the specific needs of its clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional information may be found at www.gpworldwide.com.

Forward-Looking Statements

We make statements in this press release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

C O N T A C T S:

Scott N. Greenberg	Sharon Esposito-Mayer	Ann M. Blank
Chief Executive Officer	Chief Financial Officer	Investor Relations
410-379-3640	410-379-3636	(410) 379-3725

TABLES FOLLOW

GP STRATEGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Quarters ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008

Revenue	$54,099	$65,968	$161,447	$204,913
Cost of revenue (1)	45,211	55,884	136,335	173,730
Gross profit	8,888	10,084	25,112	31,183
Selling, general and administrative expenses (1)	5,223	5,101	15,266	16,161
Goodwill and intangible asset impairment loss	—	—	10,163	—
Operating income (loss)	3,665	4,983	(317)	15,022
Interest expense	52	138	157	621
Other income	107	207	319	610
Income (loss) before income tax expense	3,720	5,052	(155)	15,011
Income tax expense	1,737	2,116	3,022	6,243
Net income (loss)	$1,983	$2,936	$(3,177)	$8,768

Basic weighted average shares outstanding	15,725	16,559	15,854	16,629
Diluted weighted average shares outstanding	15,842	16,662	15,911	16,783

Per common share data:
Basic earnings (loss) per share	$0.13	$0.18	$(0.20)	$0.53
Diluted earnings (loss) per share	$0.13	$0.18	$(0.20)	$0.52

Other data:
Adjusted EBITDA (2)	$4,547	$6,002	$12,502	$18,101

(1)         Effective January 1, 2009, the Company changed the classification of certain information technology (IT) infrastructure costs on the consolidated statement of operations from cost of revenue to selling, general and administrative expenses.  The statements of operations for the three and nine months ended September 30, 2008 have been reclassified to conform with the presentation for 2009. The reclassification resulted in a decrease of $473,000 and $1,483,000 in cost of revenue and a corresponding increase in selling, general and administrative expenses for the three and nine months ended September 30, 2008, respectively.

(2)        The term Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP financial measure to the most comparable GAAP equivalent, see the Non-GAAP Reconciliation — Adjusted EBITDA, along with related footnotes, below.

GP STRATEGIES CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(In thousand)

(Unaudited)

	Quarters ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenue by segment:
Manufacturing & BPO	$24,856	$29,122	$68,733	$90,616
Process & Government	13,315	13,754	41,281	42,335
Energy	5,344	6,066	16,893	16,001
Sandy Training & Marketing	10,584	17,026	34,540	55,961
Total revenue	$54,099	$65,968	$161,447	$204,913

Gross profit by segment:
Manufacturing & BPO	$3,777	$4,794	$9,805	$13,534
Process & Government	1,833	2,077	5,876	7,218
Energy	1,590	1,853	4,549	4,448
Sandy Training & Marketing	1,688	1,360	4,882	5,983
Total gross profit	$8,888	$10,084	$25,112	$31,183

Operating income by segment:
Manufacturing & BPO (3)	$1,621	$2,644	$(6,188)	$7,173
Process & Government	735	1,050	2,448	4,279
Energy	1,151	1,573	3,144	3,545
Sandy Training & Marketing	739	23	1,725	1,763
Corporate and other costs	(581)	(307)	(1,446)	(1,738)
Total operating income	$3,665	$4,983	$(317)	$15,022

Supplemental Cash Flow Information:
Net cash provided by operating activities	$5,305	$9,081	$10,146	$17,313
Capital expenditures	(257)	(110)	(613)	(1,861)
Free cash flow	$5,048	$8,971	$9,533	$15,452

(3)         The operating loss for the Manufacturing & BPO segment for the nine months ended September 30, 2009 includes a $10,163,000 goodwill and intangible asset impairment loss recognized during the second quarter of 2009.

GP STRATEGIES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30,	December 31,
	2009	2008
	(Unaudited)
Current assets:
Cash and cash equivalents	$4,143	$3,961
Accounts and other receivables	37,367	42,471
Inventories, net	529	537
Costs and estimated earnings in excess of billings on uncompleted contracts	11,067	8,036
Prepaid expenses and other current assets	5,901	7,277
Total current assets	59,007	62,282
Property, plant and equipment, net	2,914	2,970
Goodwill and other intangibles, net	60,616	67,013
Other assets	4,731	3,575
Total assets	$127,268	$135,840

Current liabilities:
Short-term borrowings	$1,273	$3,234
Accounts payable and accrued expenses	20,668	25,977
Billings in excess of costs and estimated earnings on uncompleted contracts	10,153	10,222
Total current liabilities	32,094	39,433
Other noncurrent liabilities	5,726	3,601
Total liabilities	37,820	43,034
Total stockholders’ equity	89,448	92,806
Total liabilities and stockholders’ equity	$127,268	$135,840

Non-GAAP Reconciliation – Adjusted EBITDA

(In thousands)

(Unaudited)

	Quarters ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
Net income (loss)	$1,983	$2,936	$(3,177)	$8,768
Interest expense	52	138	157	621
Income tax expense	1,737	2,116	3,022	6,243
Depreciation and amortization	775	812	2,337	2,469
Goodwill and intangible asset impairment loss	—	—	10,163	—
Adjusted EBITDA (4)	$4,547	$6,002	$12,502	$18,101

(4)         Adjusted earnings before interest, income taxes, depreciation and amortization (Adjusted EBITDA) is a widely used non-GAAP financial measure of operating performance. It is presented as supplemental information that the Company believes is useful to investors to evaluate its results because it excludes certain items that are not directly related to the Company’s core operating performance. Adjusted EBITDA is calculated by adding back net interest expense, income tax expense, depreciation and amortization, non-cash stock-based compensation expense and goodwill and intangible asset impairment loss to net income. Adjusted EBITDA should not be considered as substitutes either for net income, as an indicator of the Company’s operating performance, or for cash flow, as a measure of the Company’s liquidity. In addition, because Adjusted EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

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